Exhibit 99.1

Press Release	ALFACELL CORPORATION (NASDAQ — ACEL)
Company Release — 02/12/2007 13:20
BLOOMFIELD, N.J., Feb. 12 /PRNewswire-FirstCall/ — Alfacell Corporation (Nasdaq: ACEL), a biopharmaceutical company focused on the discovery, development and commercialization of novel ribonuclease therapeutics for cancer and other life-threatening diseases, today announced the creation of two board committees that will oversee the company’s clinical and pre-clinical research efforts as well as its commercial and business development activities.
The Research and Clinical Oversight Committee, chaired by David Sidransky M.D., Alfacell’s vice chairman and lead independent director, will work closely with management and the scientific advisory board to provide support and direction to the company’s research and development programs.
In addition, a Commercial and Business Development Oversight Committee will assist management in pursuing commercial and business development opportunities for the products currently in development. The committee, which is chaired by Paul M. Weiss Ph.D., will work closely with the company’s Business Policy Committee, which is chaired by Tommy G. Thompson, in his capacity as a senior advisor to the company. Mr. Thompson is the former U.S. Health and Human Services Secretary and four-term governor of Wisconsin.
The board of directors also created a Corporate Governance and Nominating Committee, also chaired by Dr. Sidransky, that will oversee corporate governance and the operation of the board and assume the responsibilities of the company’s nominating committee, which has been dissolved. The Audit and Compensation committees remain unchanged.
“The enhancements to our board committee structure will enable us to tap into the considerable expertise and experience of our board members in an efficient manner,” said Kuslima Shogen, chairman and chief executive officer of Alfacell. “The new committees reflect our focus on transforming the company into a commercial-stage enterprise as we complete our clinical development of ONCONASE(R), our lead drug candidate.”
To reflect the time and effort of the board members’ contributions, Alfacell has revised the compensation package for non-employee directors. Cash compensation for membership on the board and attendance at meetings has been changed to an annual fee of $15,000 for each non-employee director. This will be paid in four equal installments at the end of each calendar quarter. The annual grant of 20,000 stock options will remain unchanged, but an additional 5,000 stock options will be granted annually to the members of each board committee. The chairman of each committee will receive 10,000 stock options annually.
In addition, the company’s vice chairman will receive an additional stock option grant each year equivalent to the number of options awarded to that individual for membership on the board and various committees.
About David Sidransky M.D.
David Sidransky M.D. is Alfacell’s vice chairman and lead independent director. He joined the board in May 2004. Dr. Sidransky also serves as chairman of Alfacell’s Scientific Advisory Board.
An accomplished biotechnology industry executive, Dr. Sidransky is the founder of several companies and has served on numerous scientific advisory boards, including those of Medimmune, Telik, Roche and Amgen. He was formerly on the board of scientific counselors at the NIDCR and a member of the Recombinant DNA advisory committee at the National Institutes of Health NIH (RAC). He currently serves on the board of directors of ImClone Systems, Zila and Xenomics. In addition, he is a member of numerous editorial boards and has served as the senior editor of several cancer journals.
Currently, Dr. Sidransky is the director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine. In addition, he is professor of oncology, otolaryngology-head and neck surgery, cellular & molecular medicine, urology, genetics and pathology at John Hopkins University and Hospital. Dr. Sidransky is certified in internal medicine and medical oncology by the American Board of Medicine. His work has been published in more than 300 peer-reviewed publications, and he has contributed to more than 50 cancer reviews.
About Paul M. Weiss Ph.D.
Paul Weiss, Ph.D. joined Alfacell’s board in February 2003. He is president of the Gala Biotech business unit of Cardinal

Health. He had served as a director of Gala’s prior to joining the management team.
Prior to joining Gala Design, Dr. Weiss was vice president of technology and product licensing at 3-Dimensional Pharmaceuticals (3DP), which went public and was later acquired by Johnson & Johnson. Prior to joining 3DP, Dr. Weiss was director of licensing for Wyeth Pharmaceuticals. He holds a Ph.D. in biochemistry, an M.B.A. from the University of Wisconsin-Madison and a B.Sc. in biochemistry from Carleton University Institute of Biochemistry.
About Alfacell Corporation
Alfacell Corporation is a biopharmaceutical company using proprietary ribonuclease (RNase) technology in the discovery, development and commercialization of novel therapeutics for cancer and other life-threatening diseases.
ONCONASE is a first-in-class therapeutic from Alfacell’s proprietary ribonuclease (RNase) technology platform. ONCONASE has been shown in vitro and in vivo to target tumor cells while sparing normal cells. ONCONASE is internalized by endocytosis and released into the cytosol of the cancerous cell, where it selectively degrades tRNA beyond repair. In doing so, ONCONASE inhibits protein synthesis, stops cell cycle proliferation, and induces apoptosis (programmed cell death).
In addition to the ongoing confirmatory Phase IIIb registration study in malignant mesothelioma, the company is also conducting an ONCONASE Phase I/II trial in Non-Small Cell Lung Cancer (NSCLC) and solid tumors.
For more information, please visit www.alfacell.com.
Safe Harbor
This press release includes statements that may constitute “forward- looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the Company’s ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
SOURCE Alfacell Corporation
Contact:  Media:  David Schull, +1-212-845-4271, david.schull@eurorscg.com, or Investor Contact:  Andreas Marathovouniotis,
+1-212-845-4253, andreas.marathis@eurorscg.com, both of Noonan Russo

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